Exhibit 99.(a)(2)(ii)

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

THE UBS FUNDS

THIS AMENDMENT NO. 2 (this “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of The UBS Funds, a Delaware statutory trust (the “Trust”), effective as of September 28, 2004, and amended by Amendment No. 1 to the Amended and Restated Agreement and Declaration of Trust effective March 6, 2008 (the “Declaration of Trust”), is made and entered into as of November 8, 2011 by the Trustees.  Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust.

WHEREAS, the Trustees desire to amend the Declaration of Trust to provide the Board of Trustees with the authority to convert the Class B Shares of any Series of the Trust into the Class A Shares of such Series without Shareholder approval; and

WHEREAS, Article III, Section 5 of the Declaration of Trust provides, in relevant part, that the Board of Trustees shall have the power to amend the Declaration of Trust, at any time and from time to time, in such manner as the Board of Trustees may determine in its sole discretion, without the need for Shareholder action, so as to add to, delete, replace or otherwise modify any provisions relating to the Shares contained in the Declaration of Trust, provided that before adopting any such amendment without Shareholder approval the Board of Trustees shall determine that it is consistent with the fair and equitable treatment of all Shareholders, that Shareholder approval is not required by the 1940 Act or other applicable law and that if Shares have been issued, that the amendment would not adversely affect to a material degree the rights and preferences of the Shares of any Series (or class) or increase or decrease the par value of the Shares of a Series (or class); and

WHEREAS, the Board of Trustees has determined that the amendment to the Declaration of Trust contemplated hereby (i) is consistent with the fair and equitable treatment of all Shareholders, (ii) does not require Shareholder approval under the 1940 Act or other applicable law and (iii) would not adversely affect to a material degree the rights and preferences of the Shares of any Series (or class) or increase or decrease the par value of the Shares of a Series (or class).

NOW, THEREFORE, the Trustees, hereby consent to and adopt the following amendment to the Declaration of Trust:

1.                                       A new subsection (j) is hereby added to Article III, Section 1 of the Declaration of Trust that reads as follows:

“(j)                               Conversion of Class B Shares into Class A Shares.  The Trustees may from time to time, without Shareholder approval, convert the Class B Shares of any Series into the Class A Shares of such Series based on the relative net asset values per Share of the two classes.”

2.                                       Except as amended pursuant to this Amendment, the Declaration of Trust is hereby ratified and confirmed in all respects.

3.                                       This Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to principles of conflict of laws).

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustees named below have duly executed this Amendment as of the day and year first above written.

/s/ Adela Cepeda	/s/ John J. Murphy
Adela Cepeda	John J. Murphy
Trustee of The UBS Funds	Trustee of The UBS Funds
150 N. Wacker Drive, Suite 2160	268 Main Street
Chicago, IL 60606	Gladstone, NJ 07934

/s/ Frank K. Reilly	/s/ Edward M. Roob
Frank K. Reilly	Edward M. Roob
Trustee of The UBS Funds	Trustee of The UBS Funds
Mendoza College of Business	841 Woodbine Lane
University of Notre Dame	Northbrook, IL 60002
Notre Dame, IN 46556-5646

/s/ Abbie J. Smith	/s/ J. Mikesell Thomas
Abbie J. Smith	J. Mikesell Thomas
Trustee of The UBS Funds	Trustee of The UBS Funds
University of Chicago Booth School of Business	1353 Astor Street
5807 S. Woodlawn Avenue	Chicago, IL 60610
Chicago, IL 60637

/s/ Shawn Lytle
Shawn Lytle
Trustee of The UBS Funds
1285 Avenue of the Americas
New York, NY 10019-6028

THE PLACE OF BUSINESS OF THE TRUST IS:

One North Wacker Drive

Chicago, IL 60606